FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER 2016 RESULTS:

•	REVENUE OF $150 MILLION, UP SEQUENTIALLY OVER 3Q

•	U.S. LAND REVENUE UP 13% SEQUENTIALLY VS. 2% FOR U.S. COMPLETIONS

•	GAAP EPS OF $0.35, EX-ITEMS EPS OF $0.41, UP 8% SEQUENTIALLY OVER Q3

•	FY 2016 FCF OF $121 MILLION WAS 190% OF FY 2016 NET INCOME

•	OILFIELD SERVICES-LEADING 2016 FCF/REVENUE CONVERSION RATE OF 20%

•	COMPANY POSTS OILFIELD SERVICES-LEADING ROIC

•	COMPANY SEES 1H 2017 BOTTOM FOR DEEPWATER AND INTERNATIONAL ACTIVITY

AMSTERDAM (25 January 2017) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported fourth quarter 2016 revenue of $149,500,000, up over 4% sequentially from the third quarter 2016, with earnings per diluted share (“EPS”) of $0.35 in accordance with U.S. generally accepted accounting principles ("GAAP"). Excluding foreign currency translations (“ex-fx”) and a higher than guided tax rate (collectively with ex-fx, “ex-items”), EPS was $0.41, up 8% sequentially from the prior quarter. Net income for the fourth quarter 2016 increased to $18,300,000; and operating income increased to $21,900,000, up sequentially 9% and 2%, respectively, ex-items, with operating margins of 15%. On a GAAP basis, fourth quarter net income was $15,500,000, and operating income was $21,500,000, with operating margins of 14%. During the fourth quarter 2016, Core generated $19,600,000 of free cash flow (“FCF”), defined as cash from operations less capital expenditures. For the year, Core generated $120,500,000 in FCF, converting 20% of every revenue dollar to free cash.

The Company is clearly benefiting from increased activity onshore U.S. as land revenue for Production Enhancement operations for the fourth quarter increased 13% on a sequential basis, outpacing the 2% increase in the industry's quarterly completions which indicates increased market penetration of Core’s completion products and diagnostic services. Reservoir Description operations performed well, considering challenging international and deepwater markets. Core believes those markets are poised for a rebound beginning in the first half of 2017 as several new major capital projects have recently been announced, including BP’s Mad Dog Phase II and Chevron’s Tengiz field expansion. Additionally, Core's clients indicate several major capital project announcements are pending. Supporting this observation, Wood Mackenzie Ltd. predicts the number of major capital project announcements will rise above 20 in 2017, more than doubling the nine that were approved in 2016.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest of comparably sized companies in its oilfield services Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations, which focus primarily on producing fields in international and deepwater markets and an increasing number of reservoir fluid phase-behavior and crude oil characterization projects, reported fourth quarter 2016 revenue of $99,400,000, essentially flat when compared with the prior quarter. On a GAAP basis, operating income was $17,300,000. Ex-fx, operating income was $17,700,000 yielding operating margins of 17.9%.

Reservoir Description’s relative outperformance, compared with falling international and deepwater drilling activity levels, continues to be underpinned by Core’s differentiated technology offerings and industry-leading, cutting-edge reservoir fluid characterization capabilities -- particularly enhanced oil recovery (“EOR”) in tight-oil unconventional reservoirs.

The Company currently has six major EOR projects for unconventional reservoirs underway in various stages. Several formations and different basins are under study with multiple clients. Core has determined that the EOR techniques most effective in unconventional reservoirs will differ greatly from EOR methods used in conventional reservoirs worldwide. The injection of miscible gases and the application of gas-absorption techniques developed at in situ reservoir pressures and temperatures have proven far superior to the pressurized physical movement of hydrocarbons using flood fronts typically employed in conventional fields.

Cycling of in situ light hydrocarbon gases and the absorption and capture of longer-chained hydrocarbons in unconventional reservoirs are leading to significant improvements in oil-recovery factors. On average, unconventional reservoirs currently yield a recovery factor of approximately 9%. Light hydrocarbon gas injections, cycling, and absorption efficiencies have yielded recoveries of up to 15% under laboratory-based, reservoir-condition testing parameters. Increased recovery factors from unconventional tight-oil reservoirs significantly raises client ROIC, FCF, and the net present value of their producing assets.

In offshore projects, Core continues to perform increasing numbers of reservoir fluid phase-behavior and crude oil characterization studies from producing fields in the Gulf of Mexico (“GOM”) and West Africa. Additionally, the Company is continuing advanced rock properties studies and will begin extensive reservoir fluid phase-behavior testing on the ExxonMobil Liza-2 well, offshore Guyana, and on a potential giant field discovery offshore West Africa. Both of these discoveries are world-class in nature, with recoverable crude oil equivalent reserves expected to exceed one billion barrels. Numerous projects in the GOM are related to flow-assurance projects that improve the financial returns from satellite tie-backs to main production facilities.

Crude oil characterization, distillation, and fractionation studies increased during the fourth quarter of 2016, as oil company clients continued to investigate ways to maximize yields through the refining process. The Company continues to invest in technologies to improve yields and product blends for its clients, most recently through direct client access to real-time data from mobile devices.

Production Enhancement

Production Enhancement operations, largely focused on U.S. unconventional reservoirs, benefited from increased land activity levels and posted significantly higher fourth quarter 2016 revenue, operating income, operating margins, and incremental margins compared with the third quarter of 2016. With U.S. land-based revenue up 13% on a sequential quarterly basis, Production Enhancement posted fourth quarter revenue of $43,200,000, while well completions, according to the Energy Information Administration, increased only 2% over the same period. Operating income increased to $2,900,000 and operating margins increased over 350 basis points to 7% in the fourth quarter of 2016 on a GAAP basis, while ex-fx operating income increased to $3,000,000 and operating margins increased over 350 basis points to 7%. Sequential quarterly incremental margins climbed to 33%. Operating and sequential incremental margins improved in response to the increased sequential activity, and the Company expects Production Enhancement incremental margins to continue expanding and to exceed 60% as activity increases further during the recovery phase of this business cycle.

Late in the quarter, Core saw an increase in high intensity, denser and more complex completions that require new technology to boost daily production and operator ROIC. Over the past eighteen months, Core, Pioneer Natural Resources (“PXD”) and HRL Laboratories, formerly known as the Hughes Research Laboratory, have been working in a technical alliance to develop expert-guided machine learning applications for the large geoscience and petrophysical data sets collected in the Permian Basin. These applications significantly shorten the time to analyze, interpret and populate reservoir characterization data in basin models. This has significant implications for identifying and targeting potentially highly productive zones in the stacked reservoirs both geographically and stratigraphically. Core has signed agreements with PXD and HRL to commercialize the applications. Core will also be able to leverage this technology and associated services for application to the Company's Global Reservoir Rock Catalog database and various deepwater projects. Other areas of ongoing research are under study.

The Company’s recently released HERO® PerFRAC perforating system provides consistent hole sizes throughout the perforating cluster, thereby maximizing frac efficiency and increasing stimulated reservoir volume (“SRV”). While perforating penetration in unconventional shale formations is typically less than 10 inches using low-tech commodity perforating charges, Core’s HERO® PerFRAC systems deliver penetrations up to 40 inches, with consistent hole sizes and minimal debris throughout the perforating cluster. This equalizes the perforating friction and allows all perforations to contribute to the fracing operation. Also, tortuosity is reduced, enhancing proppant deployment at lower hydraulic pumping pressures. The HERO® PerFRAC system is specifically designed to provide 100% contribution of perforating clusters, require minimal hydraulic horsepower to efficiently place fracture treatments, maximize SRV, and increase ultimate recovery from the reservoir.

Reservoir Management

For the fourth quarter of 2016, Reservoir Management operations reported revenue of $7,000,000 and operating income of $1,300,000, yielding operating margins of 18.0% on a GAAP basis. Ex-fx, operating income was $1,200,000, yielding operating margins of 17.7%.

In the quarter, interest in evaluating Permian Basin acreage remained at high levels, and several additional operating companies joined Core’s Permian Basin joint industry project (“JIP”). The Company is initiating a JIP of the Mississippian-aged Meramec and Osage formations, which overlay the Silurian-aged Woodford Formation in the STACK-B play that includes Blaine County. Core believes that the combination of the STACK-B and the South Central Oklahoma Oil Province (“SCOOP”) will be designated as a major resource play in the U.S. This JIP study will complement Core’s existing JIP in the Oklahoma Woodford shale, which has numerous oil company participants.

Reservoir Management is currently proposing two new JIPs featuring new technology and its evolution in tight-oil unconventional reservoirs and deepwater opportunities. Core will propose a large-scale study of effective EOR techniques in tight-oil unconventional reservoirs including numerous formations from multiple basins. Another proposed JIP, the Deepwater Gulf of Mexico II Study, will examine new opportunities in one of the world's most prolific producing areas. Core believes both JIPs will be initiated in the first quarter of 2017.

Free Cash Flow and Dividends

During the fourth quarter of 2016, Core’s operations generated $23,200,000 in cash from operating activities and had capital expenditures of $3,600,000, yielding $19,600,000 of FCF. For the full year 2016, Core’s cash from operating activities was $131,900,000; capital expenditures were $11,400,000; and FCF was $120,500,000, representing nearly 190% of net income and 20% of revenue. Core’s FCF has exceeded net income in 11 of the last 15 years.

On 11 October 2016, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 22 November 2016 to shareholders of record on 21 October 2016. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 10 January 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the first quarter of 2017. The quarterly cash dividend will be payable 17 February 2017 to shareholders of record on 20 January 2017. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs in the highest ROIC decile of its Comp Group. According to the latest financial information from Bloomberg, Core's ROIC is the highest of any comparably sized oilfield service company listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, CARBO Ceramics, FMC Technologies, Baker Hughes, Oceaneering, National Oilwell Varco, and Oil States International, among others. Several of these companies failed to post ROIC that exceeded their weighted average cost of capital ("WACC"), thereby eroding capital and shareholder value. Core’s ratio of ROIC to WACC is the highest of any comparably sized company in the Comp Group.

First Quarter 2017 Revenue and EPS Guidance

As has been the case for past recoveries, Core expects its revenue growth to ultimately outperform the increase in industry activity rates by 200 to 400 basis points. Core expects to generate incremental operating income margins of up to approximately 60% early in the activity recovery phase followed by historical incremental operating income margins of approximately 35% to 45% well into the recovery phase. Core's North America ("NA") revenue is correlated with completion and stimulation events and large-scale reservoir rock and reservoir fluid characterization rather than immediately correlated with increasing rig counts. Wells need to be drilled and subsequently completed, stimulated, cored, or have reservoir fluid samples collected before Core can realize a revenue event.
Core is clearly benefiting from increased U.S. onshore activity and expects revenue and operating income to increase further in 2017 as international and offshore markets improve with additional major capital project announcements. These activities should drive Core's revenue higher in consecutive quarters in 2017, expanding incremental and operating margins.
As Core projected earlier this year, the Company’s third quarter results established the bottom of the expected "V-shaped" recovery that will continue into 2017. Core believes that the global crude oil market is currently under-supplied. This is indicated by recent IEA worldwide crude-oil inventory data that has declined over the past four months and is projected to decline for the fifth straight month in December 2016. Projected OPEC production cuts in early 2017 of 1,344,000 barrels of oil per day (“bopd”), and other cooperating countries, including Russia, pledging to cut another 600,000 bopd should lead to extended worldwide inventory declines and a continuing rally in energy prices throughout 2017.
As customary, Core expects typical sequential seasonal industry activity patterns that will cause the first quarter of 2017 to be similar to the preceding quarter. Within that context, Core expects activity levels to further increase in NA but international and deepwater markets to be flat or slightly down placing Core's Company-wide revenue at approximately $150,000,000. Reservoir Description operating margins are expected to remain near 18% while operating margins for Production Enhancement are expected to expand to low double digits with Company-wide operating margins expanding slightly. Assuming those operating margins, Core projects first quarter 2017 operating profit to be approximately $22,500,000, a slight increase over the prior quarter.
Using that first quarter operating scenario, Core projects an EPS of $0.42 if the same assumed 6% effective tax rate is used as in the fourth quarter of 2016. However, given that the effective tax rate can vary based on the jurisdictions where income is earned, Core believes an effective tax rate of 14% as stated during last quarter's call is more likely in the first quarter of 2017 as a result of the shift in activity to the U.S. On a GAAP basis, Core has projected EPS for the first quarter of 2017 to be $0.38 which compares favorably to the GAAP EPS of $0.35 earned in the fourth quarter of 2016. First quarter 2017 FCF is expected, once again, to exceed net income. Core expects to continue to make opportunistic repurchases of its shares using the FCF in excess of its dividend payments.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter 2016 earnings announcement. The call will begin at 7:30 a.m. CST / 2:30 p.m. CET on Thursday, 26 January 2017. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2015 Form 10-K filed on 12 February 2016 and Forms 10-Q filed on 22 April 2016, 22 July 2016, and 21 October 2016 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - VP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	31 Dec 2016	31 Sep 2016	31 Dec 2015	vs Q3-16	vs Q4-15
REVENUE	$149,542	$143,483	$182,723	4.2%	(18.2)%

OPERATING EXPENSES:
Costs of services and sales	112,678	107,153	124,709	5.2%	(9.6)%
General and administrative expenses	8,795	8,406	12,266	4.6%	(28.3)%
Depreciation and amortization	6,550	6,724	7,051	(2.6)%	(7.1)%
Other (income) expense, net	(5)	(288)	(798)	NM	NM
Severance and other charges	—	—	15,853	NM	NM
Total operating expenses	128,018	121,995	159,081	4.9%	(19.5)%

OPERATING INCOME	21,524	21,488	23,642	0.2%	(9.0)%
Interest expense	2,548	2,569	3,390	(0.8)%	(24.8)%
Income before income tax expense	18,976	18,919	20,252	0.3%	(6.3)%
Income tax expense	3,607	2,081	4,658	73.3%	(22.6)%
Net income	15,369	16,838	15,594	(8.7)%	(1.4)%
Net income attributable to non-controlling interest	(90)	108	176	NM	NM
Net income attributable to Core Laboratories N.V.	$15,459	$16,730	$15,418	(7.6)%	0.3%

Diluted Earnings Per Share:	$0.35	$0.38	$0.36	(7.9)%	(2.8)%

Weighted Avg Diluted Common Shares Outstanding	44,326	44,320	42,518	—%	4.3%

Effective Tax Rate	19%	11%	23%	72.7%	(17.4)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$99,368	$100,267	$114,759	(0.9)%	(13.4)%
Production Enhancement	43,181	37,552	56,572	15.0%	(23.7)%
Reservoir Management	6,993	5,664	11,392	23.5%	(38.6)%
Total	$149,542	$143,483	$182,723	4.2%	(18.2)%

Operating income:
Reservoir Description	$17,324	$20,395	$21,220	(15.1)%	(18.4)%
Production Enhancement	2,874	1,121	(639)	156.4%	549.8%
Reservoir Management	1,259	(125)	3,541	1,107.2%	(64.4)%
Corporate and other	67	97	(480)	NM	NM
Total	$21,524	$21,488	$23,642	0.2%	(9.0)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Twelve months ended		% Variance
	31 Dec 2016	31 Dec 2015	vs 2015

REVENUE	$594,741	$797,520	(25.4)%

OPERATING EXPENSES:
Costs of services and sales	442,644	532,652	(16.9)%
General and administrative expenses	39,390	49,729	(20.8)%
Depreciation and amortization	26,872	27,457	(2.1)%
Other (income) expense, net	(344)	3,669	NM
Severance and other charges	—	22,943	NM

OPERATING INCOME	86,179	161,070	(46.5)%
Interest expense	11,572	12,380	(6.5)%

INCOME BEFORE INCOME TAX EXPENSE	74,607	148,690	(49.8)%
INCOME TAX EXPENSE	10,748	33,758	(68.2)%
NET INCOME	63,859	114,932	(44.4)%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(36)	85	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$63,895	$114,847	(44.4)%

Diluted Earnings Per Share:	$1.46	$2.68	(45.5)%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	43,670	42,908	1.8%

Effective Tax Rate	14%	23%	(39.1)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$404,146	$473,372	(14.6)%
Production Enhancement	164,027	267,224	(38.6)%
Reservoir Management	26,568	56,924	(53.3)%
Total	$594,741	$797,520	(25.4)%

Operating income:
Reservoir Description	$75,148	$111,032	(32.3)%
Production Enhancement	8,891	35,027	(74.6)%
Reservoir Management	2,043	15,655	(86.9)%
Corporate and other	97	(644)	NM
Total	$86,179	$161,070	(46.5)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

				% Variance
ASSETS:	31 Dec 2016	31 Sep 2016	31 Dec 2015	vs Q3-16	vs Q4-15

Cash and Cash Equivalents	$14,764	$17,219	$22,494	(14.3)%	(34.4)%
Accounts Receivable, net	114,329	108,520	145,689	5.4%	(21.5)%
Inventory	33,720	37,339	40,906	(9.7)%	(17.6)%
Other Current Assets	23,648	22,276	29,458	6.2%	(19.7)%
Total Current Assets	186,461	185,354	238,547	0.6%	(21.8)%

Property, Plant and Equipment, net	129,882	131,210	143,211	(1.0)%	(9.3)%
Intangibles, Goodwill and Other Long Term Assets, net	256,709	245,574	243,500	4.5%	5.4%
Total Assets	$573,052	$562,138	$625,258	1.9%	(8.3)%

LIABILITIES AND EQUITY:

Accounts Payable	$33,720	$32,201	$33,474	4.7%	0.7%
Other Current Liabilities	70,303	61,341	87,284	14.6%	(19.5)%
Total Current Liabilities	104,023	93,542	120,758	11.2%	(13.9)%

Long-Term Debt & Lease Obligations	216,488	206,363	430,987	4.9%	(49.8)%
Other Long-Term Liabilities	97,244	99,436	97,212	(2.2)%	—%

Total Equity	155,297	162,797	(23,699)	(4.6)%	NM
Total Liabilities and Equity	$573,052	$562,138	$625,258	1.9%	(8.3)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	31 Dec 2016	31 Dec 2016
CASH FLOWS FROM OPERATING ACTIVITIES	$23,203	$131,887

CASH FLOWS FROM INVESTING ACTIVITIES	(4,224)	(14,721)

CASH FLOWS FROM FINANCING ACTIVITIES	(21,434)	(124,896)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,455)	(7,730)
CASH AND CASH EQUIVALENTS, beginning of period	17,219	22,494
CASH AND CASH EQUIVALENTS, end of period	$14,764	$14,764

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Operating Income
	Three Months Ended
	31 December 2016	30 September 2016	31 December 2015
GAAP reported	$21,524	$21,488	$23,642
Foreign exchange losses	399	—	53
Asset impairment and facility exit costs	—	—	4,871
Severance, compensation and other charges	—	—	10,982
Excluding specific items	$21,923	$21,488	$39,548

	Net Income attributable to Core Laboratories N.V.
	Three Months Ended
	31 December 2016	30 September 2016	31 December 2015
GAAP reported	$15,459	$16,730	$15,418
Foreign exchange losses	324	—	41
Impact of higher tax rate [1]	2,519	—	—
Asset impairment and facility exit costs	—	—	3,751
Severance, compensation and other charges	—	—	8,456
Excluding specific items	$18,302	$16,730	$27,666

(1) Quarter tax rate of 19%; guidance given at 6%

	Earnings Per Diluted Share
	Three Months Ended
	31 December 2016	30 September 2016	31 December 2015
GAAP reported	$0.35	$0.38	$0.36
Foreign exchange losses	0.01	—	—
Impact of higher tax rate [1]	0.05	—	—
Asset impairment and facility exit costs	—	—	0.09
Severance, compensation and other charges	—	—	0.20
Excluding specific items	$0.41	$0.38	$0.65

(1) Quarter tax rate of 19%; guidance given at 6%

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended 31 December 2016
	Reservoir Description	Production Enhancement	Reservoir Management	Corporate and Other
Operating income	$17,324	$2,874	$1,259	$67
Foreign exchange losses	424	87	(21)	(91)
Operating income excluding specific items	$17,748	$2,961	$1,238	$(24)

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	31 Dec 2016	31 Dec 2016
Net cash provided by operating activities	$23,203	$131,887
Capital expenditures	(3,616)	(11,356)
Free cash flow	$19,587	$120,531

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